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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
BancorpSouth, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 2-88488) on Form S-8 of BancorpSouth, Inc. of our report dated May 30, 2003, relating to the statements of net assets available for plan benefits of the BancorpSouth, Inc. Amended and Restated Salary Deferral - Profit Sharing Employee Stock Ownership Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 11-K of BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan.


                                               /s/ KPMG LLP


Memphis, Tennessee
June 25, 2003